Exhibit 99.1
PRESS RELEASE
For Immediate Release
Contact Michael O. Banks—570-200-1340
PENN MILLERS REPORTS FIRST QUARTER
RESULTS ENDED MARCH 31, 2010 AND
ANNOUNCES SHARE REPURCHASE PLAN
Wilkes-Barre, Pennsylvania, (Business Wire) May 14, 2010 — Penn Millers Holding Corporation (NASDAQ: PMIC) (the “Company”) reported today its financial results for the first quarter ended March 31, 2010. The Company also reported that on May 12, 2010, the Company’s Board of Directors authorized a share repurchase plan of up to 5% of the Company’s issued and outstanding shares of common stock.
First Quarter 2010 Financial Results:
For the three months ended March 31, 2010, Penn Millers reported a net loss of $0.2 million compared to a net loss of $0.1 million for the three months ended March 31, 2009. The $0.1 million increase in net loss was primarily due to:
•	An operating loss after taxes from continuing operations, which excludes after-tax realized investment gains or losses, of $0.5 million in the first quarter 2010 compared to income of $0.7 million for the same quarter last year.

•	The $1.2 million decline in operating income was primarily due to the following:
•	A $1 million, or 5.5%, decline in net premiums earned for the first quarter of 2010 compared to the same period in 2009. We continue to see the effects of our efforts over the past year to improve underwriting results in our Commercial Business segment by terminating relationships with underperforming producers and discontinuing writing premium in certain unprofitable classes of business.

•	Weather related losses represented an after-tax increase in incurred losses of $0.7 million for the first quarter of 2010 compared to the same period in 2009. This primarily affected our Commercial Business segment, which was adversely impacted by significant Northeastern and Mid-Atlantic winter storm activity.

•	$0.3 million of lower after-tax favorable development on prior accident year losses in 2010 compared to 2009.
•	These factors were partially offset by an after-tax increase of $0.1 million in investment income and $0.2 million in after-tax realized investment gains. Invested assets have grown as a result of positive cash flow from operations and our public offering; and we have recognized some gains on sales of securities as we have shortened the duration of our portfolio as a defense against rising interest rates.

•	2009 was adversely impacted by a net after-tax loss from discontinued operations of $0.8 million resulting from the tax impact of the sale of Eastern Insurance Group.
Compared to December 31, 2009, shareholders’ equity and book value per share increased modestly to $100.4 million and $21.33 per share, respectively, as a result of appreciation in our investment portfolio. Our basic and diluted earnings per share were each a loss of $0.05 per share.
Douglas A. Gaudet, President and Chief Executive Officer, commented on the Company’s results; “The significant storm activity during the first quarter made it a particularly difficult quarter for both Penn Millers and the industry. While the Northeast and Mid-Atlantic were particularly hard hit, no part of the country seemed to go unscathed, as even the South and Southwest had record snowfalls and cold snaps.”

“Our Commercial Business segment, with its Northeast and Mid-Atlantic concentration, bore the brunt of our weather losses, while Agribusiness also experienced losses with an increase in roof collapses from snow and ice in states as far apart as Montana, Arkansas, and Pennsylvania. In total, catastrophe and other weather related losses added 13.8 loss ratio points to our first quarter combined ratio of 113.6%.”
“After a strong finish to 2009, these first quarter results are disappointing, but will not distract from our long term strategies. We will capitalize on our strength in Agribusiness and increase market share in the Commercial Business segment with differentiated products for our targeted customers. As of now, the new PennEdge product is available in 15 states, allowing us to expand beyond the Northeast and Mid-Atlantic regions in our Commercial Business segment. We expect that the volatility in our results will diminish over time as we build on these strategies and diversify our book of business. In the meantime, our focus will continue to be adding long term shareholder value.”
Share Repurchase Plan:
On May 12, 2010, the Company’s Board of Directors authorized the repurchase of 5% of the Company’s issued and outstanding shares of common stock or 258,591 shares, from time to time during the twelve month period commencing on May 19, 2010, on the open market or in privately negotiated transactions as, in management’s sole discretion, market conditions warrant, provided that all such purchases are effected in accordance with applicable securities laws, including Rule 10b-18 of the Securities and Exchange Act of 1934, and all other legal requirements. The amount remaining available to be repurchased under the Company’s 2009 stock repurchase plan is 54,440 shares.
The Company provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness insurance and commercial lines insurance in 33 states. Penn Millers Insurance Company is rated “A-” (Excellent) by A.M. Best Company, Inc. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA. The Company’s web address is http://www.pennmillers.com.
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business, including the effects of climate change; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Annual Report on Form 10-K, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.
Contact: Michael O. Banks of Penn Millers Holding Corporation, (570) 200-1340

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Financial Highlights

	Three Months Ended
	March 31,
	2010	2009

U.S. GAAP ratios:
Loss and loss adjustment expense ratio	78.4%	66.3%
Underwriting expense ratio	35.2%	35.9%

Combined ratio	113.6%	102.2%

Return on average shareholders’ equity, continuing operations (1)	-1.0%	5.5%
Return on average equity (1)	-1.0%	-1.1%

Earnings per share (2)	($0.05)	N/A

Net book value per share (2)	$21.33	N/A

(1)	Return on average equity is annualized

(2)	2009 results are not applicable as our public offering did not occur until October 2009.

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
March 31, 2010 and December 31, 2009
(In thousands, except share amounts)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets

Investments:
Fixed maturities:
Available for sale, at fair value (amortized cost $157,636 in 2010 and $161,730 in 2009)	$163,520	167,155
Equity securities, at fair value (cost $8,033 in 2010 and $0 in 2009)	8,276	—

Total investments	171,796	167,155

Cash and cash equivalents	17,806	20,220
Premiums and fees receivable	27,596	29,526
Reinsurance receivables and recoverables	19,376	19,502
Deferred policy acquisition costs	10,192	10,053
Prepaid reinsurance premiums	4,081	4,076
Accrued investment income	1,608	1,810
Property and equipment, net of accumulated depreciation	3,643	3,769
Income taxes receivable	22	—
Deferred income taxes	3,269	3,518
Other	4,092	3,821

Total assets	$263,481	263,450

Liabilities and Shareholders’ Equity

Liabilities:
Losses and loss adjustment expense reserves	$109,974	106,710
Unearned premiums	42,624	43,313
Accounts payable and accrued expenses	10,445	12,762
Income taxes payable	—	617

Total liabilities	163,043	163,402

Shareholders’ equity:
Preferred stock, no par value, authorized 1,000,000; no shares issued or outstanding	—	—
Common stock, $0.01 par value, authorized 10,000,000; issued 5,444,022; outstanding 4,708,762 and 4,695,262 shares	54	54
Additional paid-in capital	50,533	50,520
Accumulated other comprehensive income	3,003	2,519
Retained earnings	54,239	54,481
Unearned ESOP, 517,499 and 530,999 shares	(5,175)	(5,310)
Treasury stock, at cost, 217,761 shares	(2,216)	(2,216)
Total shareholders’ equity	100,438	100,048

Total liabilities and shareholders’ equity	$263,481	263,450

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
Three months ended March 31, 2010 and 2009
(Dollars in thousands, except per share data)

	2010	2009
Revenues:
Premiums earned	$17,056	18,057
Investment income, net of investment expense	1,572	1,359
Realized investment gains on securities sold, net	372	29
Other income	92	20

Total revenues	19,092	19,465

Losses and expenses:
Losses and loss adjustment expenses	13,372	11,970
Amortization of deferred policy acquisition costs	4,877	5,506
Underwriting and administrative expenses	1,119	976
Interest expense	—	76
Other expense, net	33	47

Total losses and expenses	19,401	18,575

(Loss) income from continuing operations, before income taxes	(309)	890
Income tax (benefit) expense	(67)	205

(Loss) income from continuing operations	(242)	685

Discontinued operations:
Loss from discontinued operations, before income taxes	—	(16)
Income tax expense	—	804

Loss from discontinued operations	—	(820)

Net loss	$(242)	(135)

Basic earnings per common share:
Loss from continuing operations	$(0.05)
Loss from discontinued operations	—

Net loss per common share	$(0.05)

Diluted earnings per common share:
Loss from continuing operations	$(0.05)
Loss from discontinued operations	—

Net loss per common share	$(0.05)

Reconciliation of non-GAAP Measures
The Company uses a non-GAAP financial measure called “operating income from continuing operations” which excludes realized investment gains or losses and the results of discontinued operations. Management believes this is useful to investors because investment gains and losses and the results of discontinued operations could distort the analysis of insurance operating trends. While these measures are utilized by investors to evaluate performance, they are not a substitute for the U.S. GAAP financial measure of “income (loss) from continuing operations.” Therefore, a reconciliation of these non-GAAP financial measures to the U.S. GAAP financial measure of “income (loss) from continuing operations” is provided below:

	Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands)
Operating income (loss) from continuing operations	$(488)	666
Net realized gains (losses) on investments, net of income taxes	246	19

Income (loss) from continuing operations	$(242)	685